UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 20, 2005
WESCO International, Inc.
(Exact name of registrant as specified in its charter)
Commission file number 001-14989

Delaware (State or other jurisdiction of incorporation or organization)	25-1723342 (IRS Employer Identification No.)

225 West Station Square Drive Suite 700 Pittsburgh, Pennsylvania 15219 (Address of principal executive offices)	(412) 454-2200 (Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     The information in this Current Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.
     On October 20, 2005, WESCO issued a press release announcing its earnings for the third quarter of 2005. A copy of the press release is attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 20, 2005	WESCO International, Inc.

(Date)

/s/ Stephen A. Van Oss

Stephen A. Van Oss
Senior Vice President, Chief Financial and
Administrative Officer

WESCO International, Inc. Third Quarter 2005 Results
Record Sales and Productivity
WESCO International, Inc. reported 16% increase in sales and 32% increase in net income for the third quarter of 2005 compared to a year ago.

Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
Pittsburgh, PA, October 20, 2005 – WESCO International, Inc. [NYSE: WCC], a leading provider of MRO products, construction materials, electrical equipment and components, and advanced integrated supply procurement outsourcing services, today announced its 2005 third quarter financial results.
Net sales for the third quarter 2005 grew to $1,131 million, an increase of 16% over the $975 million recorded in 2004. Organic growth was 14.8% with acquisition sales accounting for the remainder. Gross margin for the third quarter 2005 was 18.4% compared to 18.7% for the third quarter 2004, and operating income for the current quarter totaled $47.3 million compared with $40.9 million in the same quarter last year. Depreciation and amortization included in third quarter operating income totaled $3.7 million in 2005 compared to $4.4 million in 2004. Net income in the third quarter 2005 increased by 32% to $25.0 million compared with $19.0 million in 2004. Third quarter financial results include a pre-tax charge of $9.0 million ($6.1 million after tax) for litigation and settlement costs associated with the resolution of a lawsuit. Diluted earnings per share including litigation related charges were $0.51 per share compared to $0.43 per share in 2004.
Stephen A. Van Oss, Senior Vice President and Chief Financial and Administrative Officer, stated, “Strong sales growth from good demand in our end markets and excellent market development and customer service activities combined to deliver record sales for the quarter. Reported operating income of $47.3 million included the absorption of $9.0 million of litigation and settlement expenses, and despite these costs, operating income was second only to our best ever result of $48.9 million set last quarter. The earnings momentum reflects the Company’s ability to effectively manage operating and administrative costs while also addressing rising product costs through the supply chain.”

Chairman and CEO, Roy W. Haley, commented, “Our positive earnings momentum reflects great execution by our employees who are excelling at delivering sales growth and better operating performance through a number of marketing, productivity, and expense control programs across our business. We consider sales and operating income per employee to be the most comprehensive measure of operational productivity, and we have again set new record levels in these important performance measures. As a result, we expect that organic growth will continue at a double digit level in the fourth quarter. In addition, our recent acquisitions will contribute to future increases in sales and earnings as we integrate these organizations in our Company.”
In September, the Company completed $300 million in new long-term, fixed rate financing consisting of $150 million of 2.625% Convertible Senior Debentures and $150 million of 7.5% Senior Subordinated Debt Securities. The Company will redeem the remaining $200 million of its 9.125% Senior Subordinated Debt Securities at the end of October 2005. Costs associated with the redemption will result in a one-time, after-tax charge of $2.6 million in the fourth quarter.
Mr. Van Oss further commented, “On September 29th we acquired the Carlton-Bates Company, a premier regional distributor of electrical and electronic components with annualized sales of approximately $300 million. This acquisition, combined with WESCO’s leading position in the electrical distribution market, provides a unique opportunity to accelerate WESCO’s growth in the original equipment manufacturer market. In July, we acquired the assets of Fastec Industrial Corp., a national distributor of fasteners, cabinet hardware, locking and latching devices, with annualized sales of approximately $60 million. As previously reported, we expect these acquisitions to be accretive to earnings in 2005 and 2006 by approximately $0.10 and $0.45, respectively.”
Also, as previously reported, during the quarter the Company agreed to settle a pending lawsuit filed in the United States District Court Northern District of California. Under the terms of the settlement, both parties would release all claims against each other in exchange for cash and other consideration. On October 14, 2005, the settlement was concluded. The settlement plus related litigation expenses resulted in a $9.0 million pre-tax ($6.1 million after tax) against the third quarter 2005 results.
For the nine months year to date ended September 30, net sales were $3,184 million compared with $2,753 million in the prior year, an increase of 15.7%. Gross margin during the same periods was 18.5 % and 19.1%, respectively. Operating income totaled $135 million versus $110 million last year. Depreciation and amortization included in operating income was $11.3 million versus $14.1 million last year. Net income for the 2005 year-to-date period, including a charge in the first quarter for redeeming a portion of the Company’s senior subordinated notes, was $63.8 million compared with $47.8 million last year, while diluted earnings per share were $1.30 per share in 2005 versus $1.10 per share in 2004.
# # #

Teleconference
WESCO will conduct a teleconference to discuss the third quarter earnings as described in this
News Release on October 20, 2005, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s home page at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.
# # #
WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services with 2004 annual product sales of approximately $3.7 billion. With the addition of Fastec and Carlton-Bates, the Company employs approximately 6,100 people, maintains relationships with over 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 390 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
# # #
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as the Company’s other reports filed with the Securities and Exchange Commission.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Three Months Ended
	September 30, 2005		September 30, 2004
Net sales	$1,131.4		$974.5
Cost of sales	923.1		791.9

Gross profit	208.3	18.4%	182.6	18.7%
Selling, general & admin. expenses	157.3	13.9%	137.2	14.1%
Depreciation & amortization	3.7		4.4

Income from operations	47.3	4.2%	40.9	4.2%
Interest expense, net	6.4		10.3
Loss on debt extinguishment	—		0.5
Other expense	3.8		1.9

Income before income taxes	37.1	3.3%	28.2	2.9%
Provision (benefit) for income taxes	12.1		9.2

Net income	$25.0	2.2%	$19.0	2.0%

Diluted earnings per common share:
Net income	$0.51		$0.43
Weighted average shares outstanding	49.4		44.2

	Nine Months Ended		Nine Months Ended
	September 30, 2005		September 30, 2004
Net sales	$3,184.4		$2,753.3
Cost of sales	2,596.3		2,226.2

Gross profit	588.1	18.5%	527.1	19.1%
Selling, general & admin. expenses	442.0	13.9%	403.1	14.6%
Depreciation & amortization	11.3		14.1

Income from operations	134.8	4.2%	110.0	4.0%
Interest expense, net	22.4		30.3
Loss on debt extinguishment	10.1		2.1
Other expense	8.8		4.5

Income before income taxes	93.5	2.9%	73.2	2.7%
Provision for income taxes	29.7		25.4

Net income	$63.8	2.0%	$47.8	1.7%

Diluted earnings per common share:
Net income	$1.30		$1.10
Weighted average shares outstanding	49.1		43.6

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Sept. 30, 2005	June 30, 2005	December 31, 2004
Total debt	$570.1	$269.2	$417.6
Plus: A/R Securitization	310.0	330.0	208.0
Less: Cash and cash equivalents	(60.9)	(15.0)	(34.5)

Total indebtedness (including A/R Securitization Program), net of cash (See Note)	$819.2	$584.2	$591.1

Note: Total indebtedness (including A/R Securitization Program), net of cash is provided by the Company as an additional measure of the Company’s leverage. Generally accepted accounting principles require that this financing facility be presented off-balance sheet. As management internally evaluates the A/R Securitization Facility as an additional form of indebtedness, management believes it is helpful to provide the readers of its financial statements an evaluation of its total indebtedness from all sources of financing. Cash and cash equivalents are deducted from this total to determine total indebtedness (including A/R Securitization Program), net of cash. This amount represents the Company’s net obligation due under all of its financing facilities.
WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

Nine Months Ended
Sept. 30, 2005
Cash flow provided by operations	$166.8
Less: Increase in A/R Securitization	(102.0)
Less: Capital expenditures	(11.0)

Free cash flow (excluding effects of A/R Securitization Program) (See Note)	$53.8

Note: Free cash flow (excluding the effects of A/R Securitization Program) is provided by the Company as an additional liquidity measure. Generally accepted accounting principles require that changes in this facility be reflected within operating cash flows in the Company’s consolidated statement of cash flows. As management internally evaluates the A/R Securitization Facility as an additional form of liquidity, management believes it is helpful to provide the readers of its financial statements with the cash flow from operating activities other than those related to the A/R Securitization Facility. Capital expenditures are deducted from this adjusted operating cash flow amount to determine free cash flow (excluding effects of A/R Securitization Program). This amount represents excess funds available to management to service all of its financing needs (including needs of its A/R Securitization Program) and other investing needs.